Execution version 17.12.2025

SHARE PURCHASE AGREEMENT

regarding The Remedy Project Limited

TABLE OF CONTENTS

1.	DEFINITIONS	4
2.	TRANSFER OF SHARE	8
3.	CONSIDERATION	8
4.	SIGNING	9
5.	CONDITIONS PRECEDENT	9
6.	OPERATIONS PENDING CLOSING	10
7.	CLOSING	11
8.	TERMINATION	12
9.	POST-CLOSING UNDERTAKINGS	12
10.	DUE DILIGENCE	12
11.	WARRANTIES	13
12.	BUYER'S WARRANTIES	14
13.	INDEMNIFICATION	15
14.	FURTHER ASSURANCE	17
15.	NON-COMPETE AND NON-SOLICITATION	17
16.	EMPLOYMENT OF THE SELLER	18
17.	CONFIDENTIALITY AND PUBLICATION	18
18.	MISCELLANEOUS	18
19.	GOVERNING LAW AND DISPUTES	20

SCHEDULES

Schedule 3.1.8:	Earn-Out Mechanics
Schedule 10:	Due Diligence Documentation
Schedule 11.1:	Warranties

This share purchase agreement (the **"Agreement"**) has been entered into by and between:

(1) **Archana Kotecha**, holder of Hong Kong identity card number R793659(0), of 23 Seabee Lane, Headland Village, Discovery Bay, Hong Kong (the "**Seller**");

and

(2) **Diginex Limited**, an exempted liability company incorporated in the Cayman Islands with registration number 406606 and registered address of Nexus Way 89, Camana Bay, Grand Cayman, KY1-9009 (the "**Buyer**"),

(the Seller and the Buyer are each referred to as a "**Party**" and collectively the "**Parties**")

regarding the Buyer's purchase of all shares in The Remedy Project Limited, business registration number 72206642 (the **"Company"**).

1. DEFINITIONS

1.1 The following terms used in this Agreement shall have the following meanings:

"Adjusted EBITDA"	means, in respect of any Earn-Out Financial Year, the consolidated earnings of the Company before interest, Tax, depreciation and amortisation, calculated in accordance with the accounting principles and policies consistently applied by the Buyer Group, and excluding exceptional, extraordinary or non-recurring items and any transaction-related costs incurred in connection with the acquisition of the Company.
"Affiliate"	means, in respect of a Person, any other Person that is controlled by, controls, or is under common control with the first Person. For the purposes of this definition, "control" (including, with its correlative meanings, "controlled by" and "under common control with") shall mean the power to exercise decisive influence over a Person's financial and operating decisions.
"Agreement"	means this share purchase agreement including its Schedules.
"Bad Leaver"	means the Seller being a Departing Employee where that cessation occurs in circumstances where she is guilty of any fraud, dishonesty or gross negligence or as a result of her giving notice to terminate her Service Contract.
"Basket"	has the meaning ascribed to it in clause 13.3.1(b).
"Breach"	means any failure to fulfil obligations and liabilities under this Agreement.
"Buyer's Group"	means the Buyer and each of its Affiliates from time to time and the expression "**Buyer Group Company**" shall be construed accordingly.
"Buyer Shares"	means the ordinary shares of par value US$0.00005 each in the capital of the Buyer.
"Business"	means of the business carried on by the Buyer Group, including the advisory services and provision of software for sustainability reporting and regulatory technology business carried on by the Buyer.
"Business Day"	means a day (other than a Saturday, Sunday or general holiday) on which licensed banks in Hong Kong, SAR are generally open for business (except for banking business being conducted exclusively through the internet).

"Cap"	has the meaning ascribed to it in clause 13.3.1.
"Claim"	means a claim in respect of a Breach or in respect of any of the Warranties or under the indemnities.
"Claim Dispute Notice"	has the meaning ascribed to it in clause 13.8.3.
"Claim Notice"	has the meaning ascribed to it in clause 13.8.1.
"Closing"	has the meaning ascribed to it in clause 7.1.
"Closing Date"	has the meaning ascribed to it in clause 7.1.
"**Conditions Precedent**"	has the meaning ascribed to it in clause 5.1.
"Consideration Shares"	has the meaning ascribed to it in clause 3.1.2.
"De Minimis Threshold"	has the meaning ascribed to in clause 13.3.1(a).
"Departing Employee"	an Employee who ceases to be an Employee (other than by reason of death) and who does not continue as, or become, an Employee of any Buyer Group Company.
"Disclosed"	means, with respect to any matter, fact or circumstance relating to the Company, that such matter, fact or circumstance has been: (i) disclosed in the Due Diligence Documentation or in this Agreement in a manner and context that would enable a reasonable buyer or its professional advisers, having regard to the nature of the disclosure, to become reasonably aware of the nature and scope of such matter, fact or circumstance, or (ii) publicly available and readily accessible prior to the Closing Date through official public registers or platforms, provided that such availability is sufficiently specific to reasonably inform a buyer of the relevant matter, fact or circumstance.
"Due Diligence Documentation"	has the meaning ascribed to in clause 10.
"Earn-Out Financial Year"	means each of the following financial years of the Company: (a) the financial year ending 31 March 2028; and (b) the financial year ending 31 March 2029.
"Earn-Out Performance Threshold"	means, in respect of a Tranche of the Consideration Shares, the minimum level of Adjusted EBITDA required for the relevant Earn-Out Financial Year, as set out in Schedule 3.1.8.
"Earn-Out Statement"	has the meaning ascribed to in Schedule 3.1.8 (iii).
"Employee"	means, an individual who is a director and/or employee of, or who provides consultancy services to or is otherwise engaged (including through an employer of record or a service company) to provide services to the Company or any Buyer Group Company.
"Employing Company"	means the employer of the Employee.
"Fundamental Warranties"	means the Warranties listed in clauses 1 (*Authority and Capacity*) and 2 (*Corporate*) of Schedule 11.1.

“Interim Period”	means the period from the Signing Date until Closing.
“IP Rights”	means patents, utility models, rights to inventions, copyright and neighbouring and related rights, moral rights, trademarks and service marks, business names and domain names, rights in get-up and trade dress, goodwill and the right to sue for passing off, rights in designs, database rights, rights to use, and protect the confidentiality of, confidential information (including know-how and trade secrets), and all other intellectual property rights, in each case whether registered or unregistered and including all applications and rights to apply for and be granted, renewals or extensions of, and rights to claim priority from, such rights and all similar or equivalent rights or forms of protection which subsist or will subsist now or in the future in any part of the world.
“Issue Date”	has the meaning ascribed to it in clause 3.1.2.
“Longstop Date”	[set out date or a period, e.g. [30] days, after Signing].
"Losses"	means all direct liabilities, costs, expenses, damages and losses (excluding loss of profit, loss of reputation, loss of business, loss of saving and loss of opportunity), fines, expenses and costs (including reasonable legal and professional costs and expenses).
"Management"	means Archana Kotecha.
“**Management Accounts**”	has the meaning ascribed to it in clause 7.2(ii).
"Party"	shall have the meaning set out above.
"Person"	means any individual, corporation, partnership, firm, joint venture, association, trust, organisation, governmental or regulatory body, or other entity.
"Purchase Price"	has the meaning ascribed to it in clause 3.1.1.
“**Questionnaire**”	has the meaning ascribed to it in clause 3.1.7.
“RAL”	means ReAct Asia Limited, business registration number 73645702, a charitable institution registered under section 88 of the Inland Revenue Ordinance.
"Recovery Amount"	has the meaning ascribed to it in clause 13.7.1.
"Registration Statement"	has the meaning ascribed to it in clause 3.1.6.
“Related Party”	means, in relation to (i) a company, any director, chief executive or substantial shareholder of that company or any of its subsidiaries, and any associate of any such person, together with any other person or entity that has, or may reasonably be expected to have, significant influence over the company or whose relationship with the company is such that transactions between them should be treated as related party transactions; and (ii) an individual, (a) that individual’s spouse or partner, parents, children, siblings and other close relatives, (b) any trust

or other vehicle established for the benefit of any of them, and (c) any company or other entity which any of them directly or indirectly controls or is otherwise able to exercise significant influence over.

"Restricted Business"	means any business or activity which is the same as, or similar to, or competes with, the Business.
"Restricted Period"	means the period of: (i) two (2) years from Closing; or (ii) if on the date falling twenty four (24) months after Closing, Miles Christian Pelham is still contracted by or engaged in an executive/managerial capacity with any member of the Buyer's Group, three (3) years from Closing.
"Schedules"	means the schedules attached to this Agreement.
"Securities Act"	means the U.S Securities Act of 1933.
"Seller's Knowledge"	means the actual knowledge of the Seller as at the Closing Date, together with any knowledge that the Seller ought reasonably to have had after having made due and careful enquiries of all relevant personnel of the Company.
Service Contract"	means the service contract in the form agreed by the Buyer and the Seller to be entered between the Seller and the Employing Company at Closing.
"Share"	means 100% of the Company's issued share capital, corresponding to one (1) fully paid-up ordinary share, representing all equity-related rights in the Company on a fully diluted, as-if-converted basis as at Closing.
"Signing Date"	has the meaning set out in clause 4.1.
"Specific Indemnity"	has the meaning set out in clause 13.6.
"Tranche of Consideration Shares"	has the meaning set out in clause 3.1.2.
"Tax"	means any and all taxes of whatever nature imposed by and/or payable to any public authority, including income taxes, capital gain taxes, withholding taxes, sales and transfer taxes, energy and real estate taxes, labour market and social contribution taxes, customs duties, VAT and similar levies, duties, charges, stamps and imposts of whatever nature as well as any penalty, fine, surcharge or interest relating thereto.
"Tax Warranties"	means the Warranties listed in clause 6 of Schedule 11.1.
"Third Party Rights"	means any lien, mortgage, deed of trust, deed to secure debt, pledge, charge, security interest, right of first refusal, easement, restriction, and any other type of third party right.
"USD"	means the lawful currency of the United States of America.

"U.S. Person"	means a "U.S. person" as defined in Rule 902(k) of Regulation S under the Securities Act.
"Warranties"	means the warranties given by the Seller to the Buyer as set forth in Schedule 11.1.

1.2 Unless the context otherwise requires, references to the singular number shall include references to the plural number and vice versa, and references to natural persons shall include legal entities and vice versa. References to clauses are to clauses, including sub-clauses, of this Agreement.

2. TRANSFER OF SHARE

2.1 Subject to the terms and conditions of this Agreement, at Closing the Seller shall sell and transfer to the Buyer the Share, and the Buyer shall acquire the Share from the Seller, free and clear of any and all Third Party Rights.

2.2 With effect from Closing, the Buyer shall be entitled to all rights and benefits attached to the Share, including legal title, voting rights and the right to receive dividends and other distributions.

2.3 In relation to the transactions contemplated hereby, the Seller hereby waives any right of redemption, pre-emption, first refusal, post-transfer purchase or similar right that it may have with respect to the Share whether under the Company's articles of association or any agreement.

3. CONSIDERATION

3.1 Consideration Shares

3.1.1 The aggregate consideration payable to the Seller shall amount to 2 million Buyer Shares (the "**Purchase Price**").

3.1.2 The Purchase Price shall be satisfied by the Buyer allotting and issuing to the Seller the number of Buyer Shares set out in column (2) of the table below (each a "**Tranche of the Consideration Shares**"), credited as fully paid, on the issue date set out in column (3) of that table (the "**Issue Date**") (together the "**Consideration Shares**"):

Tranche of Consideration Shares	Number of Buyer Shares	Issue Date
First	1,000,000	Closing
Second	250,000	27 March 2026
Third	250,000	Date falling 18 months after the Closing Date
Fourth	250,000	As per Schedule 3.8.1
Fifth	250,000	As per Schedule 3.8.1

provided always that the Seller's entitlement to the Second and Third Tranches of the Consideration Shares shall be subject to and dependent on:

(i) the Seller not being a Bad Leaver at the relevant Issue Date;

provided always that the Seller's entitlement to the Fourth and Fifth Tranches of the Consideration Shares shall be subject to and dependent on:

(ii) the Earn-Out Performance Threshold for the applicable Earn-Out Financial Year having been achieved in accordance with Schedule 3.1.8, as determined in accordance with that Schedule.

3.1.3 The Seller acknowledges and agrees that the Buyer shall have full discretion to operate, manage, and integrate the Company after Closing, including decisions regarding cost allocation, tax planning, intra-group transactions, and strategic initiatives, provided that the Buyer shall not undertake any action with the primary or deliberate purpose of avoiding or reducing the Adjusted EBITDA in order to deprive the Seller of Consideration Shares that would otherwise vest under Schedule 3.1.8.

3.1.4 The Consideration Shares shall be free and clear of any Third Party Rights and shall not be subject to any lock-up, transfer restriction, pledge prohibition, or similar resale or disposition restriction under this Agreement.

3.1.5 Each Tranche of the Consideration Shares shall be duly and validly issued at the Issue Date, fully paid, non-assessable, and shall rank pari passu in all respects with the existing Buyer Shares as of that Issue Date including the right to receive all dividends declared, made or paid after the Issue Date.

3.1.6 The Buyer shall file a registration statement on Form F1 (the "**Registration Statement**") with the Securities and Exchange Commission (the “**SEC**”) within ninety (90) days of the Issue Date in respect of each Tranche of the Consideration Shares. The Buyer shall use its reasonable best efforts to have each Registration Statement, and any amendment, declared effective by the SEC at the earliest date after the Issue Date.

3.1.7 The Seller agrees to provide a completed questionnaire in the form attached hereto in Schedule 3.1.7 (the “**Questionnaire**”) within ten (10) Business Days after the Closing Date, and to otherwise provide cooperation in connection with the registration of the Consideration Shares.

3.1.8 The Buyer shall obtain all necessary corporate approvals for the issuance of each Tranche of the Consideration Shares prior to the Issue Date, and the issuance shall comply with all applicable securities laws and regulations.

3.2 **Anti-dilution Adjustment for Corporate Actions**

3.2.1 The Consideration Shares shall be subject to adjustment in the event of any corporate actions, including but not limited to stock splits, stock bonuses, reverse stock splits, reorganisations, or any similar events affecting the Buyer's capital structure (each, an "**Adjustment Event**"). For the Consideration Shares, such adjustment right shall apply through the Issue Date of each Tranche of the Consideration Shares under clause 3.1.2.

3.2.2 If the Buyer undertakes an Adjustment Event during or by reference to any period between the Signing Date and the Issue Date for a Tranche of the Consideration Shares under clause 3.1.2, the number of Consideration Shares to be allotted to the Seller for that Tranche shall be adjusted by such amount as is necessary to ensure that the interests represented by the Consideration Shares are not diluted or otherwise adversely affected by reason of such Adjustment Event.

3.2.3 For the avoidance of doubt, once issued, Consideration Shares will be subject to any adjustments under this Agreement or any other agreement between the Parties, regardless of any subsequent corporate actions or events affecting the Buyer's share capital.

4. SIGNING

4.1 Signing of this Agreement shall take place on 17th December 2025 (the "**Signing Date**") by electronic exchange of signatures.

4.2 As of the signing of this Agreement, the Buyer has provided the Seller with documentation evidencing that the Person executing this Agreement on behalf of the Buyer is duly authorised to do so.

5. CONDITIONS PRECEDENT

5.1 The Buyer’s obligation to consummate this Agreement is subject to the satisfaction (or waiver by the Buyer) of each of the following conditions, any of which may be waived by the Buyer in its sole discretion (collectively, the "**Conditions Precedent**") by or before 6:00 p.m. on the Longstop Date:

(i) The Seller having duly performed and complied in all material respects with the pre-Closing obligations under clause 10.1 of this Agreement at or prior to Closing.

(ii) No injunction, order, judgment or legal proceedings being issued, enacted or initiated by any governmental authority or third party that restrains, prohibits or challenges the consummation of any of the transactions contemplated by this Agreement.

(iii) Completion by the Buyer of satisfactory finance, tax and legal due diligence.

(iv) All governmental, third-party, contractual and other approvals, consents or waivers required for the transactions contemplated by this Agreement having been received and remain in full force and effect.

(v) All indebtedness, liabilities or payables owed by the Company to the Seller, any associate or Affiliate of the Seller, or any of their respective Related Party, having been fully repaid, discharged, released or capitalised, and all security interests in favour of any such person having been released.

6. OPERATIONS PENDING CLOSING

6.1 Except as otherwise provided in this Agreement, the Seller shall procure that, during the Interim Period, the Company conducts its business in the ordinary course and consistent with past operational and financial practices, and in a manner that preserves the Company as a going concern.

6.2 In particular, the Seller shall ensure that, during the period from the Signing Date until Closing, she will not consent to the Company taking any of the actions listed below, except with the prior written consent of the Buyer or as expressly permitted under this Agreement, and only to the extent the Seller has a right or ability to consent to such actions:

(i) sell, otherwise dispose of, or acquire any material asset, including real estate, except for any disposal or acquisition in the ordinary course of business;

(ii) create any Third Party Rights over any of its assets other than in the ordinary course of business;

(iii) increase the rates of compensation (including bonuses) to the Employees;

(iv) enter into any new employment contracts, or agree any change to or terminate the employment contract with any Key Employee other than changes in the ordinary course of business;

(v) agree any change to or terminate any agreements with any material customer, distributor, agent, or supplier other than in the ordinary course of business;

(vi) change the rebate, payment or credit terms for any customer and/or supplier in a manner which is not in the ordinary course of business and consistent with past practice;

(vii) pass any shareholders' resolution to amend its capital structure or amend any of its corporate documents;

(viii) issue any shares or other instruments convertible into shares;

(ix) declare or make any dividend distribution or other payment to the Seller;

(x) take any voluntary action in relation to tax matters which is inconsistent with the approach taken up to the Signing Date, including a change in tax residency;

(xi) sell, license, otherwise dispose of, terminate its right to use, fail to renew or fail to take any action to defend or preserve any IP Right that is owned or used by the Company;

(xii) disclose any confidential information of the Company other than in the ordinary course of business or to its shareholder;

(xiii) initiate any litigation or arbitration, or waive, release, assign, settle, or compromise any claim or legal action, other than in the ordinary course of business;

(xiv) cause any of its insurance policies to discontinue or continue on materially altered terms and conditions;

(xv) enter into any agreement or transaction with any third party that is not on arm's length terms and conditions;

(xvi) undertake, create, assume, increase or settle, in part or in full, any loans or other financial indebtedness or grant any credit to any third person or incur liability, except in the ordinary course of business;

(xvii) enter into, amend or terminate any agreement or transaction with, or undertake any obligation for the benefit of, the Seller or any of the Seller's Related Parties;

(xviii) change its current business practices, including making investments and incurring operational expenditures, with the purpose or the effect of influencing the Purchase Price;

(xix) acquire or sell any shares or other interest in any company or partnership, or merge with another company;

(xx) make any changes in the Company's accounting policies, principles or practices, other than as required by applicable law;

(xxi) make any payments which rightfully should have been made by the Seller or any of the Seller's Related Parties; and

(xxii) agree, authorise or commit to take any of the aforementioned actions.

7. CLOSING

7.1 Completion of the transactions contemplated by this Agreement ("**Closing**") shall take place as soon as practicable after fulfilment of all Conditions Precedent (the **"Closing Date"**), by way of electronic exchange of signatures.

7.2 On the Closing Date, the Seller shall take, or cause to be taken, the following actions and deliver or procure delivery to the Buyer of the following documents and materials:

(i) an updated register of shareholders evidencing that the Buyer is the registered owner of the Share;

(ii) the management accounts of the Company as of 30 October 2025, including a profit and loss statement and balance sheet, (the "**Management Accounts**") in form and substance to the reasonable satisfactory to the Buyer;

(iii) written resolutions of the Company's board of directors approving the transfer of the Share;

(iv) all statutory records, certificates of incorporation, company chops, registers of members and officers, and other original record books and title documents of the Company;

(v) the share transfer form and bought and sold notes of the Share, in agreed form, signed by the Seller in favour of the Buyer (or such other Person as the Buyer may direct);

(vi) the original counterpart of the Service Contract duly signed by the Seller;

(vii) such other documents, instruments, certificates and/or actions as the Buyer may reasonably request for the purpose of consummating and perfecting the transactions contemplated by this Agreement.

7.3 The Buyer shall be entitled, in its sole discretion, to waive the fulfilment of any of the obligations or conditions set out in clause 7.2, in whole or in part, provided that any such waiver shall be effective only if made in writing and delivered to the Seller prior to or at Closing.

7.4 At Closing, the Buyer shall take, or cause to be taken, the following actions and deliver or procure delivery to the Seller the following:

(i) documentary evidence that the First Tranche of Consideration Shares have been validly issued and allotted to the Seller, and that such issuance and allotment has

been duly registered with the applicable authorities with binding legal effect, including any other documentation reasonably requested by the Seller to confirm the valid issuance of those Consideration Shares (and shall deliver such evidence to the Seller for the Second, Third, Fourth and Fifth Tranches of the Consideration Shares on or before the Issue Date for that Tranche);

(ii) the share transfer form and bought and sold notes of the Share, in agreed form, signed by the Buyer (or such other person as the Buyer may direct) in favour of the Seller;

(iii) the original counterpart of the Service Contract duly signed by the Employing Company;

(iv) such other documents, instruments, certificates and/or actions as the Seller may reasonably request for the purpose of consummating and perfecting the transactions contemplated by this Agreement.

7.5 The Seller shall be entitled, in her sole discretion, to waive the fulfilment of any of the obligations or conditions set out in clause 7.4, in whole or in part, provided that any such waiver shall be effective only if made in writing and delivered to the Buyer prior to or at Closing.

7.6 All actions and deliveries to be taken or made under clauses 7.2 and 7.4 shall be deemed to occur simultaneously, and no action, delivery, or transfer under either clause shall be deemed to have been completed until all actions required under both clauses have been completed or duly waived in writing by the Buyer or the Seller, as applicable.

8. TERMINATION

8.1 If, at or prior to the Longstop Date, (i) any of the Conditions Precedent have not been satisfied or have not been waived by the Buyer, or (ii) any Warranty is or becomes inaccurate or misleading in any material respect, then the Buyer may terminate this Agreement without prejudice to any other rights and remedies available to it (including, for the avoidance of doubt, the right to seek damages).

8.2 The Buyer shall be entitled to terminate this Agreement without liability at any time prior to Closing upon the occurrence of any event, condition or change that has or is reasonably likely to have a material adverse effect on the business, operations, assets, financial condition or prospects of the Buyer's Group (a "**Material Adverse Change**"), such determination to be made by Buyer in good faith.

8.3 If this Agreement terminates in accordance with clause 8.1 or 8.2, it will automatically cease to have any further force or effect except for:

(i) any provision of this Agreement that expressly or by implication is intended to come int or continue in force on or after termination (including clause 1 (Interpretation), clause 8.1, clause 8.2 and this clause 8.3 (Termination), clause 17(Confidentiality and Publication), clause 18 (Miscellaneous) and clause 19 (Governing Law and Disputes) each of which shall remain in full force and effect; and

(ii) any rights, remedies, obligations or liabilities of the Parties that have accrued up to the date of termination.

9. POST-CLOSING UNDERTAKINGS AND OBLIGATIONS

The Parties shall procure that the Company files a Notice of Change of Company Name (Form NNC2) with the Companies Registry in Hong Kong, within 15 days of passing the special resolution referred to in clause 7.2(iv) above.

9.1 At any time after the Closing Date, the Buyer undertakes that it shall not (and procure that neither the Company nor any Buyer Group Company shall), use in the course of any business:

(i) the words "The Remedy Project" and any trademark, service mark, business name, domain name, design or logo which was used by Company prior to the Closing Date; and

(ii) anything which, in the reasonable opinion of the Seller, is capable of confusion with any of the words, marks, names, designs or logos referred to in clause 9.3(i) above.

10. DUE DILIGENCE

10.1 Prior to Closing, the Buyer will complete a financial, legal, and tax, due diligence investigation of the Company, including full access to a virtual data room containing the Due Diligence Documentation and access to the Company's facilities, books and records, key employees, customers, suppliers and advisors for the purpose of completing such due diligence investigation. A list of the documentation disclosed in the virtual data room is attached as Schedule 10 (the "**Due Diligence Documentation**").

10.2 The Company has established a virtual data room in connection with the transactions contemplated by this Agreement, which was made available under the headline "Project Remedy" and hosted by the Seller in the period between 1 November 2025 and the Signing Date via One Drive.

10.3 The Buyer acknowledges that it has had the opportunity to raise questions, request clarifications, and obtain additional information from the Seller. Based on the Due Diligence Documentation and such inquiries, the Buyer has conducted its own independent review and analysis of the Company.

11. WARRANTIES

11.1 The Seller represents and warrants to the Buyer the warranties set out in Schedule 11.1 ("**Warranties**") as of the date of this Agreement. The Seller further warrants to the Buyer that each of the Warranties will be true, accurate and not misleading throughout the Interim Period. For this purpose, each of the Warranties shall be deemed to be repeated on each day of the Interim Period by reference to the facts and circumstances then subsisting.

11.2 Except for the Fundamental Warranties, the Warranties are subject to and qualified by all matters, facts or circumstances that have been Disclosed.

11.3 No other representations, warranties or indemnities are provided by the Seller to the Buyer in connection with the transaction contemplated by this Agreement other than the Warranties and the Specific Indemnity.

11.4 Notwithstanding anything to the contrary in this Agreement, the Seller does not give any warranties whatsoever in respect of information on prospects concerning the future, including as set out in a business plan, budgets and forecasts, regardless of whether such information has been Disclosed or otherwise communicated to the Buyer.

11.5 The Seller hereby warrants and represents to the Buyer that (i) the Seller is either an "accredited investor" as defined in Regulation D promulgated by the Securities and Exchange Commission under the Securities Act, or not a U.S. Person and (ii) the Seller is not acquiring the Consideration Shares for the account or benefit of a U.S. Person or a Person in the United States.

11.6 The Seller understands that the Consideration Shares will be issued to the Seller pursuant to the exclusion from the registration requirements of the Securities Act provided under Rule 903 of Regulation S thereunder and/or under Section 4(a) 2 and/or Rule 506(b) of Regulation D and will be "restricted securities" within the meaning of Rule 144(a)(3) of the Securities and may not resold or transferred except pursuant to an available exemption from the registration requirements of the Securities Act or pursuant to an effective registration statement thereunder. The Seller is aware of the Provisions of Rule 144 under the Securities Act, which limit the resale of securities purchased in a private placement. The Consideration Shares will be required to bear a U.S. restrictive legend substantially in the form as follows:

11.6.1 ***THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THESE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO DISTRIBUTION OR RESALE, AND MAY NOT BE SOLD, MORTGAGED, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE SECURITIES LAWS, OR THE AVAILABILITY OF AN EXEMPTION FROM THE REGISTRATION PROVISIONS OF THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE SECURITIES LAWS.***

11.7 The Seller agrees to take any other action required to be taken under this Securities Act, the Exchange Act, any applicable foreign or state securities or blue sky laws and the rules and regulations thereunder in connection with the issuance of the Consideration Shares or the listing of such shares on Nasdaq.

12. BUYER'S WARRANTIES

12.1 The Buyer represents and warrants to the Seller as follows:

(i) It is duly incorporated, validly existing, and in good standing under the laws of its jurisdiction of incorporation, with full power and authority to carry on its business.

(ii) It is not insolvent, has not suspended payments, and is not subject to or under threat of any bankruptcy, insolvency, or similar proceedings.

(iii) It has full legal capacity, power, and authority to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

(iv) This Agreement has been duly executed and delivered by the Buyer and constitutes its valid and binding obligation, enforceable in accordance with its terms, subject to applicable laws relating to insolvency, bankruptcy, or similar matters affecting creditors' rights generally.

(v) The execution, delivery, and performance of this Agreement by the Buyer do not and will not: (a) violate its constitutional documents, (b) result in a Breach of or constitute a default under any material agreement to which it is a party or by which it is bound, or (c) violate any applicable law, regulation, or governmental order binding upon it.

(vi) Any and all authorizations (of whatever kind) required or necessary to enable it to lawfully enter into and exercise its rights and comply with its obligations under this Agreement have been obtained or effected and are in full force and effect.

(vii) No consent, approval, or authorization of any governmental authority is required to be obtained by the Buyer in connection with the execution, delivery, or performance of this Agreement or the consummation of the transactions contemplated hereby.

(viii) There is no litigation, arbitration, investigation, or other legal or governmental proceeding pending or threatened against it that would prevent or materially impair its ability to perform its obligations under this Agreement or consummate the transactions contemplated hereby.

(ix) Subject to Closing, the Consideration Shares have been validly issued, are fully paid up and free and clear of any Third Party Rights. The Consideration Shares will be admitted to trading on Nasdaq and issuance thereof complies with all applicable securities laws and regulations. No share certificates are required to be or have been issued for the Consideration Shares.

(x) The Buyer is not aware of any fact, matter, event or circumstance which could reasonably be expected to constitute a Breach of this Agreement or otherwise could entitle the Buyer to make a Claim.

13. INDEMNIFICATION

13.1 Obligation of the Seller to Indemnify

13.1.1 ***Subject to the limitations contained in this clause 13,*** the Seller ***agree**s **to indemnify, defend, and hold harmless the Buyer from and against all Loss*** incurred ***by the Buyer*** due to: (***i***) a Breach of this Agreement by the Seller; or (***ii***) any Warranty proving to be untrue, inaccurate or misleading***.***

13.2 Obligation of the Buyer to Indemnify

13.2.1 The Buyer agrees to indemnify, defend, and hold harmless the Seller from and against all Loss suffered by the Seller due to: (i) a Breach of this Agreement by the Buyer; or (ii) any Warranty in clause 12.1 proving to be untrue, inaccurate or misleading.

13.3 Limitations

13.3.1 The Seller is not liable for the Buyer's Loss resulting from a Breach of the Warranties unless:

(i) each individual Claim or Loss exceeds USD 50,000 (the **"De Minimis Threshold"**), it being agreed and understood that Losses arising out of the same or related events (serial claims) shall count as a single Claim for the purpose of the De Minimis Threshold; and

(ii) the aggregate of all individual Losses (each exceeding the De Minimis Threshold) exceeds USD 150,000 (the "**Basket**") and then for the entire portion of the aggregate Claims and not only for the excess amount (i.e. tipping basket).

The Seller’s maximum aggregate liability for Claims in respect of any Loss for Breach of the Warranties shall in no event exceed an amount corresponding to 50 % of the Purchase Price (the **"Cap"**), provided that any such limitations shall not apply in cases of fraud, willful misconduct, or claims under Fundamental Warranties or Tax Warranties.

13.3.2 The Seller shall not be liable in respect of any Claim unless a Claim Notice has been submitted by the Buyer to the Seller:

(i) in respect of a Claim resulting from a Breach of the Fundamental Warranties, no later than the first Business Day following thirty six (36) months after the Closing Date;

(ii) in respect of a Claim resulting from a Breach of the Warranties relating to Taxes, no later than three (3) months after the Business Day following seven (7) years after the Closing Date;

(iii) in respect of a Claim resulting from a Breach of the Warranties listed in clause 10 (*Intellectual Property Rights*) of Schedule 11.1, no later than the first Business Day following twenty four (24) months after the Closing Date; and

(iv) in respect of any Claim resulting from any other Breach of the Warranties, no later than the first Business Day following eighteen (18) months after the Closing Date.

13.3.3 The remedies provided for in this clause 13 shall be the sole and exclusive remedies available to the Buyer with respect to any and all Breaches of the Seller. Without limiting the generality of the foregoing, the Buyer waives and shall not assert, any claims against the Seller, or any of her advisors or agents except as provided in this Agreement.

13.4 Calculation of Loss

13.4.1 Any Loss must be calculated on a USD-for-USD basis without taking into account the calculations and multiples used for the calculation of the Purchase Price.

13.4.2 The Parties shall use all reasonable efforts to mitigate any Loss for which a Claim is notified in accordance with the requirements of Hong Kong law.

13.4.3 Only Losses, which have been effectively sustained, shall qualify for indemnification. A liability which is contingent shall not constitute a Loss unless and until such contingent liability becomes an actual liability and is due and payable.

13.4.4 When calculating the amount of a Loss, any Loss sustained in a foreign currency (i.e. not in USD) shall be converted into USD using the exchange rate published by Bloomberg on the day when the Loss is notified to the Seller.

13.4.5 The effect of any tax benefit or saving which the Buyer, the Buyer's Group and/or the Company has benefitted from or is entitled to be benefitted from as a result of the Loss for which a Claim is made shall be deducted when calculating the Loss.

13.4.6 The Seller is not liable to indemnify the Buyer for any Loss if and to the extent such Loss has been specifically taken into account in the calculation of the Purchase Price or is adequately provided for in the Company's accounts.

13.4.7 The Seller shall not be liable to indemnify any Loss arising from (i) any change in applicable law after the Closing Date having retrospective effect, or (ii) any act or omission by the Company or the Buyer occurring after the Closing Date.

13.4.8 The Seller shall not be liable to compensate the Buyer or the Company for any Loss if and to the extent such Loss has been recovered by the Company, the Buyer, from any Person, or for which the Company or the Buyer otherwise receive compensation, including, without limitation, any amount which is recovered under a policy of insurance held by the Company or the Buyer. If and to the extent the Company or the Buyer have been compensated for a Loss by the Seller and the Company or the Buyer subsequently recover such Loss from any Person, the Company or the Buyer (as the case may be) shall repay such amount to the Indemnitors.

13.4.9 The Buyer shall not be entitled to indemnification or other restitution more than once in respect of the same Loss. In particular, but without limitation, the foregoing shall apply where one and the same set of facts qualifies under more than one provision entitling the Buyer to a Claim or remedy under or in connection with this Agreement.

13.4.10 Any amount of indemnification paid by the Seller to the Buyer under the Agreement shall be regarded as a reduction of the Purchase Price.

13.5 **Satisfaction of Claims**

13.5.1 Subject to the terms of this Agreement, any indemnifiable Loss payable by the Seller to the Buyer under this Agreement shall be satisfied by cash payment.

13.6 **Specific Indemnity**

(i) Notwithstanding any provision to the contrary in this Agreement, the Seller shall indemnify and hold harmless the Buyer and the Company from and against any and all Loss suffered or incurred by the Buyer or the Company, directly or indirectly, arising out of or in connection with any payments rightfully claimed by any Person for work done prior to the Closing Date to the extent such claims relate to payments that have not been recorded as liabilities in the Company's balance sheet as Disclosed (the **"Specific Indemnity"**): .

13.6.1 The Specific Indemnity shall not be subject to the limitations set out in clause 13.3, except for the Cap (unless otherwise provided for in such Specific Indemnity).

13.6.2 The Seller shall not be liable in respect of the Specific Indemnity unless a Claim Notice has been submitted by the Buyer to the Seller no later than the first Business Day following eighteen (18) months after the Closing Date.

13.6.3 For the avoidance of doubt, nothing in this clause 13.6 shall limit or exclude any liability of the Seller arising out of or in connection with her fraud or wilful misconduct.

13.7 **Recovery Amount**

13.7.1 If the Buyer subsequently receives any amount or benefit (a "**Recovery Amount**") from a third party against which the Seller has already indemnified the Buyer, the Buyer must no later than ten (10) Business Days after having received such Recovery Amount repay to the Seller an amount equal to the Recovery Amount (less all reasonable documented costs, charges, and expenses incurred in making such recovery).

13.8 **Notice of Claim**

13.8.1 Any Claim by the Buyer against the Seller for Breach of the Warranties shall be notified in writing (a "**Claim Notice**") to the Seller by the Buyer no later than twenty (20) Business Days after the Buyer has become or should reasonably have become aware of the events or circumstances giving rise to the Claim. Any Claim Notice must include a reasonably detailed description of the Claim, its actual and legal basis, and a calculation of the Loss or the estimated Loss accompanied by all documentation necessary to reasonably support the Claim (in so far as such details are known and/or can be calculated, estimated and documented).

13.8.2 The Buyer's failure to give timely Notice pursuant to clause 13.8.1 shall not result in the Claim as a whole or the entire Loss being forfeited by the Buyer, however any part of the Loss being increased or caused by such failure to give timely Claim Notice, or if failure to give timely Claim Notice has adversely affected the Seller's ability to avoid or reduce the Loss, then for such part and in such case only any increase of the Loss shall be deemed forfeited.

13.8.3 If the Seller disputes a Claim notified by the Buyer, in full or in part, the Seller must give the Buyer notice no later than thirty (30) Business Days after receipt of the Claim Notice (a "**Claim Dispute Notice**"). The Claim Dispute Notice must in reasonable detail describe the actual and legal basis for the dispute.

13.8.4 Following receipt of a Claim Dispute Notice, the Buyer and the Seller must use reasonable endeavours for a period of thirty (30) Business Days from the date of the receipt of the Claim Dispute Notice to resolve the dispute, failing which the Claiming Party may hereafter submit its written complaint in accordance with clause 19.

13.9 **Right to Remedy**

13.9.1 If a Breach can reasonably be remedied by the Seller, the Seller is entitled to remedy such Breach at her own cost within thirty (30) Business Days after the receipt of a Claim Notice. The Claim will cease to exist to the extent that the Seller remedies such Breach in full, but this clause 13.9.1 shall not limit the Seller's obligation to indemnify for any Loss arising from such Breach to the extent that the Buyer has not been reimbursed for such Loss by the remediation of that Breach.

14. FURTHER ASSURANCE

Each Party shall, at its own cost, perform or procure the performance of all such acts and/or execute or procure the execution of all such documents which may reasonably be required for giving full effect to this Agreement and the consummation hereof.

15. NON-COMPETE AND NON-SOLICITATION

15.1 The Seller undertakes to the Buyer that during the Restricted Period, she shall not, whether directly or indirectly, alone or jointly, in any capacity:

(i) carry on, or be concerned or interested in, any Restricted Business; or

(ii) advise, provide services to, or be employed or engaged by any person carrying on a Restricted Business,

in any territory in which the Buyer Group carries on the Business.

15.2 The Seller further undertakes that during the Restricted Period, she shall not:

(i) solicit or entice away, or seek to do so, from any member of the Buyer's Group, any person who is or has been in the twelve (12) months prior, an employee, officer, director or consultant of the Buyer's Group; or

(ii) solicit, canvass, or entice away, or interfere with, any customer, client, supplier or referrer of the Buyer's Group, with a view to supplying products/services competing with those offered by the Buyer's Group.

15.3 The Seller agrees these restrictions are reasonable and necessary to protect the Buyer's legitimate interests. If any restriction is invalid but would be valid with part deleted or time/scope reduced, that restriction shall apply as modified to be enforceable.

15.4 Nothing in this clause 15 shall prevent the Seller from:

(i) holding an investment by way of shares or other securities of not more than [5]% of the total issued share capital of any company, whether or not it is listed or dealt in on a recognised stock exchange;

(ii) being engaged or concerned in any business concern insofar as her duties or work shall relate solely to geographical areas where the business concern is not in competition with the Business;

(iii) being engaged or concerned in any business concern insofar as that engagement relates solely to services or activities that are not in competition with the Business; and

(iv) continuing to serve in the role of Executive Director and member of the board of directors of RAL after the Closing Date, provided that the Seller's involvement with RAL does not compromise services provided by the Buyer's Group.

15.5 The Parties expressly acknowledge and agree that:

(i) RAL does not carry on any Restricted Business and RAL's products or services (including "She Voices") are not in competition with the Business; and

(ii) the Seller's role and involvement with RAL does not constitute a breach of this clause 15.

16. EMPLOYMENT OF THE SELLER

16.1 The Buyer shall procure that, with effect from the Closing Date, the Seller is employed by the Employing Company in the role of Head of Advisory pursuant to the Service Contract.

16.2 The Buyer shall procure that the Service Contract provides that, following the expiry of the Restricted Period, the Seller may terminate the Service Contract at any time by giving not more than three (3) months' prior written notice, unless the Seller's employment is terminated earlier by reason of the Seller being a Bad Leaver.

17. CONFIDENTIALITY AND PUBLICATION

17.1 Each Party shall keep confidential the terms of this Agreement and all information concerning the other Party obtained in connection with the negotiation, execution, and performance of this Agreement; provided, however, that a Party may disclose confidential information:

(i) to the extent required by applicable law, court order, or a competent authority;

(ii) to legal, financial advisors, or banks who owe a duty of confidentiality and are informed of the confidential nature of the information;

(iii) if such disclosure is made in connection with the preparation of usual accounts or reports intended for publication;

(iv) if that information is publicly available other than through a Breach of this Agreement by that Party; or

(v) If they have the prior written consent of the other Party.

17.2 The Buyer and the Seller shall issue a jointly agreed press release upon Closing.

18. MISCELLANEOUS

18.1 **Notices**

18.1.1 Any notices between the Parties concerning matters arising out of this Agreement must be in writing and delivered by hand or sent by email to the addresses stated below (or to such other addresses or email addresses as may subsequently be notified by a Party to the other Party):

(i) If to the Seller:

Archana Kotecha

23 Seabee Lane

Headland Village

Discovery Bay

Hong Kong

Email: archana@remedyproject.co

(i) If to the Buyer:

Diginex Limited

Room1311, Level 13 Leighton Centre

77 Leighton Road

Causeway Bay, Hong Kong

Attn.: Paul Ewing

Email: paul.ewing@diginex.com

with a copy to:

Gibson, Dunn & Crutcher LLP
200 Park Avenue
New York, NY 10166
Attn: Robert D. Giannattasio, Esq.
Email: rgiannattasio@gibsondunn.com

Notices shall be deemed to have been made on the date of the receipt thereof by the recipient as indicated on the return receipt or the transmission report, as applicable.

18.2 **Waivers**

18.2.1 No waiver of any particular Breach of the provisions of this Agreement shall operate as a waiver of any repetition of such Breach.

18.3 **Severability**

18.3.1 Each of the provisions of the Agreement is severable. If any of the provisions of this Agreement is or becomes invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions hereof shall not in any way be thereby affected or impaired. In the aforesaid event, the Buyer and the Seller shall negotiate in good faith in order to agree on the terms of a mutually satisfactory provision, achieving as nearly as possible the same effect, to substitute the provisions so found to be invalid, illegal or unenforceable.

18.4 **Assignment**

18.4.1 No right or obligation under this Agreement may be assigned by any Party in whole or in part without the prior written consent of the Buyer and the Seller.

18.5 **Interpretation**

18.5.1 The Seller on the one side and the Buyer on the other side have participated jointly in the negotiation and drafting of this Agreement and agree that in the event of any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly and no presumption or burden of proof shall arise favouring or disfavouring any party by virtue of the authorship of any provision of this Agreement.

18.5.2 This Agreement is the result of the Parties' negotiations, and it shall not be interpreted against a Party as a consequence of such Party having drafted one or more of the provisions of this Agreement.

18.5.3 This Agreement supersedes any oral or prior written agreement or understanding between the Parties as well as any oral or prior written undertaking, representation and warranty of any kind with respect to all matters comprised by or referred to in this Agreement.

18.6 **Amendments**

18.6.1 Any and all amendments of the contents of this Agreement shall be in writing and signed by the Buyer and the Seller.

19. GOVERNING LAW AND DISPUTES

19.1 This Agreement and any dispute or claim (including, without limitation, non-contractual disputes or claims) arising out of or in connection with it or its subject matter shall be governed by and construed in accordance with Hong Kong law to the exclusion of any rules on choice of law or jurisdiction that would refer the subject matter to another governing law or jurisdiction.

19.2 Any dispute or claim (including, without limitation, non-contractual disputes or claims) arising out of or in connection with this Agreement, including any disputes regarding the existence, validity or termination thereof, or its subject matter shall be settled by the Hong Kong courts, provided that disputes relating exclusively to the calculation of Adjusted EBITDA and the determination of Earn-Out Performance Thresholds under Schedule 3.1.8 shall first be subject to the expert determination process set out in Schedule 3.1.8(iv). The decision of the Expert Accountant shall be final and binding, save for manifest error or fraud. Once expert determination is concluded, any remaining dispute (e.g., regarding payment obligations arising from the expert's determination) shall be subject to the exclusive jurisdiction of the Hong Kong courts

---

This Agreement shall be signed electronically.

[*Signature page – Buyer*]

On behalf of Diginex Limited:

Signed by:
Miles Pelham
.... D048444F049F48D... ....

Miles Christian Pelham

[*Signature page – Seller*]

Seller:

DocuSigned by:
Archana Kotecha
A8E251421AF74A1...
……………………………………………………

Archana Kotecha

Schedule 3.1.8 Earn-Out Mechanics

(i) Earn-Out Performance Thresholds

The entitlement of the Seller to the Fourth Tranche and the Fifth Tranche of the Consideration Shares shall be determined by reference to the Adjusted EBITDA achieved by the Company for the relevant Earn-Out Financial Year, as follows:

Fourth Tranche (being the Fourth Tranche of the Consideration Shares, i.e. 250,000 Buyer Shares)	The Fourth Tranche shall be issuable if the Company achieves Adjusted EBITDA for the year ending 31 March 2028 of USD 4.1 million.
Fifth Tranche (being the Fifth Tranche of the Consideration Shares, i.e. 250,000 Buyer Shares)	The Fifth Tranche shall be issuable if the Company achieves Adjusted EBITDA for the year ending 31 March 2029 of USD 8.2 million.

(ii) Partial Vesting, Floor and Cap

(a) Minimum threshold

No Buyer Shares shall be issuable in respect of a Tranche if the Adjusted EBITDA achieved for the relevant Earn-Out Financial Year is less than seventy-five percent (75%) of the applicable Earn-Out Performance Threshold.

(b) Pro-rata vesting

Where Adjusted EBITDA achieved for the relevant Earn-Out Financial Year is equal to or greater than seventy-five percent (75%) but less than one hundred percent (100%) of the applicable Earn-Out Performance Threshold, the number of Buyer Shares issuable in respect of that Tranche shall be reduced pro-rata, calculated by multiplying the total number of Buyer Shares allocated to that Tranche by the percentage achievement of the Earn-Out Performance Threshold.

(c) Cap

Where Adjusted EBITDA achieved for the relevant Earn-Out Financial Year is equal to or greater than one hundred percent (100%) of the applicable Earn-Out Performance Threshold, the Seller shall be entitled to no more than one hundred percent (100%) of the Buyer Shares allocated to that Tranche.

(ii) Earn-Out Calculation

Within sixty (60) days following the end of each Earn-Out Financial Year, the Buyer shall prepare a written statement setting out the calculation of Adjusted EBITDA for that Earn-Out Financial Year (the "**Earn-Out Statement**") and deliver it to the Seller.

(iii) Review and Dispute Resolution

The Seller may, within twenty (20) Business Days of receipt of the Earn-Out Statement, notify the Buyer in writing of any dispute, specifying the matters in dispute. If the Parties are unable to resolve the dispute within twenty (20) Business Days, the dispute shall be referred to an independent firm of internationally recognised accountants agreed between the Parties (or failing agreement, appointed by the President of the Hong Kong Institute of Certified Public Accountants) (the "**Expert Accountant**"). The Expert Accountant shall act as an expert and not as an arbitrator, and shall have authority to determine: (a) whether Adjusted EBITDA has been calculated in accordance with the definitions and principles set out in this Schedule and clause 1; (b) the amount of Adjusted EBITDA for the relevant Earn-Out Financial Year; and (c) whether the Earn-Out Performance Threshold has been satisfied and, if so, the number of Buyer Shares to which the Seller is entitled. The Expert Accountant shall not have authority to question the Buyer's operational or business decisions, provided such decisions were not taken with the primary purpose of depressing Adjusted EBITDA. The Expert Accountant's determination shall be final and binding on both Parties, save only for manifest error (meaning a material arithmetical or computational mistake, or a demonstrable failure to apply the terms of this Schedule as written). Each

Party shall bear its own costs of the expert determination, and the Buyer and Seller shall share equally the costs and fees of the Expert Accountant.

(iv) Accounting Consistency and Control

Adjusted EBITDA shall be calculated consistently from year to year, in accordance with the accounting principles and policies applied to the Buyer Group, and on a basis consistent with the preparation of the Company's statutory accounts.

The Buyer's operation and integration of the Company, and any decisions regarding cost allocation, tax planning, intra-group transactions and strategic initiatives, shall be governed by clause 3.1.3. The Expert Accountant shall not have authority to question the Buyer's operational or business decisions except to the extent necessary to determine whether the Buyer has breached clause 3.1.3.

Schedule 10 & 11.1

Attached by separate cover

17th Dec 2025

SCHEDULE 11.1 – WARRANTIES

The Remedy Project Limited

For the purpose of this Schedule 11.1, the terms defined in the Agreement have the meanings given to them therein. The Seller hereby represents and warrants to the Buyer that the statements and warranties set forth in this Schedule are true, accurate and not misleading as of the Closing Date.

The warranties set forth in clauses 1 (*Authority and Capacity*) and 2 (*Corporate*) of this Schedule are the Fundamental Warranties for the purposes of the Agreement.

1. AUTHORITY AND CAPACITY

1.1 The Seller, if a legal person, is duly organized, registered, and validly existing under applicable laws.

1.2 The Seller is neither insolvent, nor is the Seller part of any insolvency-related procedure, such as winding up, company reorganization, or bankruptcy.

1.3 The execution, delivery, and performance of the Agreement, and the consummation of the transactions contemplated therein, have been duly authorized by all necessary actions on the part of the Seller.

1.4 The Agreement has been duly executed and delivered by the Seller and constitutes a valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, subject to applicable laws relating to insolvency, bankruptcy, or similar matters affecting creditors' rights generally.

1.5 The execution, delivery, and performance of the Agreement and the consummation of the transactions contemplated thereby do not and will not (i) violate any law or regulation applicable to the Seller, or (ii) conflict with or result in a breach of any material contract or obligation to which the Seller is a party.

1.6 No clearance or approval from any governmental entity, nor any other consent, waiver, approval, order, permit, authorization, declaration, filing, or notification from any person, corporate entity, or governmental entity, is required to be obtained or made by or with respect to the Seller in connection with the consummation of the transactions contemplated by the Agreement.

1.7 The Seller represents and warrants to the Buyer that no holder of securities has any right to purchase securities in the Company that would prevent or impair the transfer of the Share to the Buyer at Closing.

2. CORPORATE

2.1 The Company has been duly and legally incorporated and is duly organized, registered, and validly existing under the laws of its jurisdiction of incorporation. No filings, publications, registrations, or other formalities regarding the Company's statutory documents under applicable law are overdue.

2.2 All shares in the Company have been validly issued and are fully paid up. No share certificates have been issued.

2.3 All shares in the Company are free and clear of any Third Party Rights.

2.4 The Company does not have any subsidiaries.

2.5 Subject to Closing, there are no outstanding options, warrants, rights (including conversion or pre-emptive rights, rights of first refusal, or similar rights), or agreements, whether oral or

written, to subscribe for or purchase any shares in the Company or any securities convertible into or exchangeable for shares in the Company.

2.6 The corporate documents and all corporate books, accounting, and bookkeeping records required to be maintained by the Company are, in all material respects, maintained in accordance with applicable law, are in the possession or under the control of the Company, and contain records of all matters legally required to be dealt with in such books and records.

2.7 All corporate documents and corporate books and records that the Company is required by applicable law to file with or deliver to any registrar or governmental authority have been duly filed and delivered.

3. TITLE TO SHARE AND CAPITAL STRUCTURE

3.1 The Seller is the owner of the Share, which is duly authorized, validly issued, fully paid, non-assessable and freely transferable, free of any Third Party Rights. The Share constitutes 100% of the issued share capital of the Company.

3.2 No person, including, without limitation, employees, has any right to subscribe for, to acquire or to be awarded or granted any shares or other securities in the Company or to a share in any of the profits of the Company. No rights to a future dividend or other rights with respect to the profits in the Company have been committed or transferred to third parties.

3.3 Upon Closing, the Buyer will acquire title to the Shares, free from any claims, restrictions, or any other third-party rights.

3.4 The Seller represents and warrants to the Buyer that, as of the Closing Date, no equity-related instruments, including but not limited to warrants, options, convertible notes, or similar rights, are outstanding, unexercised, or not fully settled with respect to the Company.

3.5 No action, claim, or proceeding has been threatened or is pending that would adversely affect the validity, transferability, or ownership of the Share.

4. RELATED PARTY MATTERS

4.1 There are no agreements, obligations, or other arrangements of any nature or kind whatsoever between, on the one hand, the Company and, on the other hand, the Seller or any of her Related Parties or Affiliates, other than as Disclosed.

4.2 The Seller and her Related Parties or Affiliates do not have any claims of any kind against the Company, and the Company has not assumed or incurred any obligation or liability on behalf of the Seller or her Related Parties or Affiliates, other than as Disclosed.

4.3 Neither the Seller nor any of her Related Parties or Affiliates own any assets or rights used by the Company, other than as Disclosed.

5. FINANCIAL

5.1 The Company's annual reports for the past three financial years have been prepared in accordance with mandatory provisions of applicable law as well as the accounting principles set out in the financial statements. The financial statements are true and not misleading and give, in all material respects, a true and fair view of the state of affairs of the Company as of the dates of such annual reports.

5.2 The Company’s books, records, and accounts accurately and fairly reflect, in reasonable detail, the transactions and dispositions of the Company’s assets, and are maintained in accordance with sound business practices and all applicable legal requirements.

5.3 The Company has no liabilities, obligations, or debts, whether accrued, contingent, or otherwise, that are not reflected in the financial statements or disclosed in the Agreement, except for liabilities incurred in the ordinary course of business since the date of the most recent financial statements, none of which are material in nature. There are no off-balance sheet transactions, arrangements, or obligations, including but not limited to guarantees, that are not reflected in the Company's financial statements.

5.4 The Company has maintained accurate and complete accounting records in accordance with applicable accounting laws, rules, and regulations.

5.5 The Company has complied with all relevant bookkeeping requirements and accounting standards in all material respects.

5.6 The Company is not liable for any financial reporting or accounting errors relating to periods ending on or before 1 January 2025 that are not reflected in the accounts.

5.7 The Company has duly complied with all obligations related to the accurate and timely recording of financial transactions, including but not limited to income, expenses, and liabilities, in accordance with applicable accounting rules, regulations, and legislation.

5.8 The Company has properly prepared and filed all necessary financial statements and accounting reports as required by law or regulation, and all such reports are complete, accurate, and in compliance with applicable legal requirements.

5.9 All transactions between (i) the Company and (ii) the Seller and/or any of the Seller's Related Parties or Affiliates have been recorded and accounted for in accordance with arm's length terms and conditions, and no such transactions will result in liabilities or obligations that have not been properly accounted for in the accounts.

5.10 No governmental or regulatory body has initiated any audit, proceeding, or investigation into the Company's accounting records or financial reporting, nor has any such authority threatened to do so.

5.11 The Company is not involved in any dispute regarding its accounting records, financial statements, or bookkeeping, nor, to the Seller's Knowledge, is any such dispute threatened.

5.12 The Company is not conducting and has not conducted any business in jurisdictions outside its primary jurisdiction that would create any obligations for additional reporting or accounting treatment not fully provided for in the accounts.

5.13 The Company is not a party to and has not been a party to any transactions, agreements, or arrangements designed with the sole purpose of avoiding or delaying the proper recording or reporting of financial transactions.

6. TAXES

6.1 The Company is properly registered for taxation as required by applicable Tax laws in all relevant jurisdictions and does not have any liability with respect to taxation (whether actual or contingent) that is not fully provided for in the financial statements, except for liabilities incurred in the ordinary course of business.

6.2 The Company has timely filed all Tax returns, reports, and declarations required to be filed with Tax authorities under applicable laws, and all such filings are true, correct, and complete in all respects.

6.3 The Company has paid all Taxes due and payable, including any assessments, penalties, and interest, and no Tax liens have been imposed on any of its assets. The financial statements of

the Company reflect adequate provisions for all Taxes due and payable by the Company as of the date of such statements.

6.4 The Company has not entered into, nor is it a party to, any transaction, agreement, or arrangement that has been made for the purpose of Tax arbitrage or Tax evasion.

6.5 No disputes are pending with any Tax or public authorities regarding the payment or assessment of the Company's taxes, nor has any authority notified the Company of any investigation into such matters, and, to the Seller's Knowledge, no such investigation is pending or threatened.

6.6 The Company has maintained all necessary documentation to support its Tax filings and positions, including records of all Tax deductions, credits, and other claims.

6.7 No tax authority or other public authority has initiated any audit, proceeding, or investigation into the payment or assessment of the Company's taxes, nor has any such authority threatened to initiate any of the foregoing with respect to the Company.

6.8 The Company is not conducting and has not conducted any business in other jurisdictions constituting a permanent establishment, branch office, or similar, resulting in any liabilities for Taxes outside Hong Kong.

6.9 The Company is not party to and has not been a party to any transactions, agreements, or arrangements with the sole purpose of avoiding or delaying the payment of Taxes or liabilities for Taxes.

7. ASSETS

7.1 The warranties in this clause 7 are provided to the best of the Seller's Knowledge:

7.1.1 The Company owns or has the necessary legal rights to all material assets required to continue its operations in the ordinary course of business as such business is conducted on the Closing Date.

7.1.2 The Company has not pledged any of its material assets, and there are no Third Party Rights to which any such assets are subject, save as Disclosed. There is no agreement, option, or other right outstanding in favour of any third party for the purchase of any of the Company's material assets, except for retention of title arising in the ordinary course of business.

8. EMPLOYMENT

8.1 The Company has at all times complied with, and currently complies with, all applicable employment, labour, and immigration laws and regulations, including those related to wages, hours, benefits, and working conditions.

8.2 All employees, managers, and directors of the Company have written employment or service contracts which, in all material respects, comply with applicable laws.

8.3 The Company is not a party to any collective bargaining agreement with any trade union.

8.4 The Company does not have employees employed on terms other than those Disclosed in the Due Diligence Documentation.

8.5 The Company complies with all applicable employment legislation, including with regard to the work environment.

8.6 The Company does not owe any employees any salary or holiday pay covering the period up until the transfer.

9. MATERIAL AGREEMENTS

9.1 All material agreements of the Company are in writing and constitute legal, valid, and binding obligations, are enforceable in accordance with their respective terms, and are in full force and effect.

9.2 The Company has complied with its obligations under the material agreements of the Company to which it is party.

9.3 Neither the Company nor, to the Seller's Knowledge, any contracting party is in breach of or default under any material agreement and, to the Seller's Knowledge, no event exists that would constitute such a breach or default.

10. REAL PROPERTY

10.1 The Company does not own and has not owned any real property.

10.2 The Company complies with all terms of its leases and tenancy agreements and has not received any notice of default or breach.

11. INTELLECTUAL PROPERTY RIGHTS

11.1 The Company either owns or has a valid license to use all IP Rights necessary for the operation of its business without any conflict with or infringement of the rights of others.

11.2 All IP Rights owned by the Company are (i) owned directly and exclusively by the Company, (ii) to the Seller's Knowledge, not infringing or violating any intellectual property of any third party, and (iii) free and clear of any Third Party Rights.

11.3 All IP Rights that require registration are properly registered with the appropriate authorities, and all registrations are current and in good standing.

11.4 None of the activities of the Company infringe or make unauthorized use of any third party's IP Rights. No claims alleging that the Company is infringing any third party's intellectual property rights have been made against the Company by any third party.

11.5 No third party is infringing any IP Rights of the Company. No claims alleging that any third party is infringing the Company's IP Rights have been made by the Company against any third party.

12. INFORMATION TECHNOLOGY (IT)

12.1 All information technology, including third - party software, necessary for the operation of the Company’s business as conducted on the Closing Date, is owned by, licensed to, or under the control of the Company (other than any open -source software).

12.2 In the 12 -month period prior to the Closing Date, the Company has not suffered any material failures, security breaches, or bugs in, or breakdowns of,any computer hardware or software.

12.3 All material license fees and similar charges that have become due and payable have been paid. The Company has, in all material respects complied with the terms of such license agreements.

12.4 The Company has implemented measures as deemed commercially reasonable to protect its website and information sets, including IT, from unauthorized disclosure, use or modification.

13. DATA PROTECTION

13.1 The Company has taken reasonable measures to carry out its business in accordance with applicable data protection laws and regulations (and agreements, if applicable), including gathering and processing personal data, in all material respects, in accordance with such laws and regulations (and agreements, if applicable).

13.2 The Company has not experienced any personal data breaches that are required to be reported to supervisory authorities under the applicable laws.

13.3 The Company has not been involved in any dispute with an individual or competent authority regarding the infringement or alleged infringement of applicable data protection laws, nor has the Company received any written claim for compensation from an individual or competent authority concerning such infringement or alleged infringement.

13.4 The Company has not received any notice of non-compliance with applicable data protection laws, and, to the Seller's Knowledge, no such notice is pending or threatened.

14. INSURANCE

14.1 The Company has in place all insurance policies that are required by law and that are necessary and customary in the industry for its operations.

14.2 There are no outstanding claims or disputes with any insurers or other parties that could result in the cancellation or non-renewal of any insurance policies.

14.3 There are no outstanding claims under any insurance policies, and, to the Seller's Knowledge, no such claim is threatened.

15. COMPLIANCE AND PERMITS

15.1 The Company has, in all material respects, complied with applicable laws, statutes, regulations, ordinances, and rules in all jurisdictions where it operates.

15.2 The Company has not violated or breached any applicable laws, regulations, or rules, and there are no ongoing, pending investigations or inquiries, or, to the Seller's Knowledge, any threatened investigations or inquiries.

15.3 The operations of the Company do not depend on any private or public authorization or exemption that was granted exclusively for a limited period, on certain conditions, or subject to revocation or change.

16. DISPUTES AND LITIGATION

16.1 Neither the Company nor any of the officers or directors of the Company is engaged in any litigation, arbitration, or other similar proceedings in relation to their position with the Company, and no such litigation, arbitration, or other similar proceedings is, to the Seller's Knowledge, threatened against the Company or any such officer or director.

16.2 There are no pending or, to the Seller's Knowledge, threatened claims, lawsuits, or regulatory actions against the Company other than as Disclosed.

17. SELLER'S DUTY TO DISCLOSE

17.1 The Due Diligence Documentation, as defined in the Agreement and made available to the Buyer in the virtual data room, is, in all material respects, true, correct, and not misleading, having regard to the context in which information is Disclosed.

17.2 The Seller has fulfilled her obligation to loyally inform the Buyer of facts and information of material adverse significance to the Company. No information exists that ought to have been, but has not been, Disclosed in accordance with the Seller's duty to disclose material facts.